Exhibit 5.1

[PERKINS COIE LLP LETTERHEAD]

June 28, 2007

Esterline Technologies Corporation

500 108th Avenue NE

Bellevue, Washington 98004

Re:	Exchange Offer Relating to 6.625% Exchange Notes Due 2017

Ladies and Gentlemen:

We have acted as counsel to you and the additional registrants (the “Subsidiary Guarantors”) as listed in the Registration Statement (as defined below) in connection with certain proceedings related to the offer by Esterline Technologies Corporation, a Delaware corporation (the “Company”), and the Subsidiary Guarantors, to exchange (the “Exchange Offer”) the Company’s 6.625% Senior Notes Due 2017 (the “Exchange Notes”) and the related guarantees (the “Exchange Guarantees”) of the Exchange Notes by the Subsidiary Guarantors, which are being registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), for an equal principal amount at maturity of the Company’s outstanding 6.625% Senior Notes Due 2017 (the “Original Notes”) and the related guarantees of the Original Notes by the Subsidiary Guarantors. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Registration Statement.

In the course of our representation as described above, we have examined, among other things, the Indenture dated as of March 1, 2007 (the “Indenture”), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). We have also examined and relied on originals or photocopies, certified or otherwise identified to our satisfaction, of all such corporate books and records of the Company and the Subsidiary Guarantors and such other instruments, records, certificates or other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company, the Subsidiary Guarantors and others. In addition, we have assumed, the

Esterline Technologies Corporation

June 28, 2007

accuracy, of which we have not independently verified, the Trustee has satisfied those legal requirements applicable to it that are necessary to make the Indenture and the notes, certificates, instruments or documents required to be executed and delivered by it in connection with the Exchange Offer enforceable against the Trustee in accordance with their respective terms.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when:

A.	(i) the Registration Statement has become effective under the Act and the Indenture is qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Original Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

B.	(i) the Registration Statement has become effective under the Act and the Indenture is qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Guarantees have been executed in accordance with the Indenture and the Exchange Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Original Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, the Exchange Guarantees will constitute legal, valid and binding obligations of the respective Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with their terms.

The opinions expressed above are subject to the following exclusions and qualifications:

a. Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. We disavow any undertaking to advise you of any changes in law or any related interpretations thereof.

b. We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law.

Esterline Technologies Corporation

June 28, 2007

c. We are qualified to practice law in the state of Washington and do not express any opinions herein concerning any laws other than the laws in their current forms of such state and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction. Furthermore, we express no opinion as to matters that may be affected by any pending or proposed federal, state or local legislation, regulation or rule, even though such legislation, regulation or rule, if subsequently enacted, might affect the opinions expressed herein.

d. Our opinions are based on the accuracy of the facts and the representations set forth in the Registration Statement. In the event any of the facts, representations or assumptions upon which we have relied to issue these opinions are incorrect, our opinions might be adversely affected and may not be relied upon.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the prospectus made part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations promulgated under the Act nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Act or the related rules and regulations promulgated under the Act.

Very truly yours,

/S/ PERKINS COIE LLP